Exhibit 99.1

Q1 2018 Fixed Income Release

Denver, Colorado May 8, 2018: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed income borrowing groups for the three months (“Q1”) ended March 31, 2018 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the March 31, 2018 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of May 2018, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of March 31, 2018.

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*
The financial figures contained in this release for Virgin Media and UPC are prepared in accordance with U.S. GAAP and in accordance with EU-IFRS for Unitymedia. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements. Effective January 1, 2018, Virgin Media and UPC Holding adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), and Unitymedia adopted IFRS 15, Revenue from Contracts with Customers (“IFRS 15”), each by recording the cumulative effect to their respective equity or deficit. All prior-year amounts are presented herein on a pro forma basis that gives effect to the adoption of ASU 2014-09 or IFRS 15, as applicable, as if such adoptions had occurred on January 1, 2017. In addition, on January 1, 2018, Virgin Media and UPC Holding adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) on a retrospective basis. Accordingly, the operating income and OCF amounts for the prior-year periods presented herein for Virgin Media and UPC Holding have been retrospectively revised to reflect the impact of ASU 2017-07.

Virgin Media Reports Preliminary Q1 2018 Results
Operating Income up 7.2% and Rebased1 OCF Growth of 5.5% in Q1
Rebased Cable ARPU Growth of 1.6% and 45,000 RGU Additions in Q1
Added 111,000 Lightning Premises During Q1, Total Now 1.2 Million
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering 14.4 million broadband, video and fixed-line telephony services to 5.9 million cable customers and voice and data services to 3.1 million mobile subscribers at March 31, 2018.

Operating highlights15:

•	Continued our focus on improving the value and tenure of our customer base through structured promotions, select price rises and the launch of initiatives such as our V6 upgrade programme

◦	Q1 monthly cable ARPU at £51.58 increased 1.6% YoY on a rebased basis

▪	Includes full quarter benefit of U.K. price rise, implemented in November 2017

▪	Selected price rises in Ireland from January 1, 2018 for 336,000 customers

◦	Q1 RGU additions of 45,000 were up sequentially, but lower YoY largely as a result of our continued value focus

▪	Q1 RGU additions were lower than the prior year, as the impacts of lower gross additions more than offset improved performance in our new build areas

▪	12 month rolling customer churn improved to 15.1% in Q1 from 15.2% in Q4 2017

◦	Delivered Broadband RGU additions of 32,000 in Q1, with strong demand for higher speeds

▪	At the end of Q1, 73% of our broadband customers subscribed to speeds of 100+ Mbps and 57% enjoy our best-in-class Hub 3 WiFi router

▪	Increased our top U.K. consumer broadband speed to 350 Mbps in March

◦	Added 8,000 Video RGUs and increased our V6 subscriber base by over 500,000 during Q1

▪	1.6 million subscribers or 41% of our U.K. video base now have a V6 set-top box

▪	V6 upgrade delivering substantially improved NPS, increased TV viewing and greater engagement with apps like Netflix and YouTube

•	Q1 postpaid mobile additions of 69,000 were 87% higher YoY. Total mobile additions were 25,000 in the quarter as postpaid growth was partially offset by 44,000 low-ARPU prepaid losses

◦	4G subscriptions now represent 62% of our postpaid mobile base

◦	Almost 20% of our U.K. mobile base had migrated to our new, full MVNO platform

◦	Our February launch of targeted mobile plans for existing U.K. cable customers contributed to a 40 basis point sequential increase in FMC penetration to 19.3%

•	Q1 B2B revenue growth was underpinned by a 47% YoY increase in our SOHO RGU base

•	Added 111,000 marketable Lightning premises in Q1 and 1.2 million premises[2] since project launch

•	Successful programme scheduling by our Irish broadcast business, TV3, delivered a 15% YoY increase in channel viewership and strong growth in advertising revenue in Q1

Financial highlights15:

•	Rebased revenue growth of 5.2% in Q1 was driven by a 1.6% YoY increase in our residential and SOHO RGU base, higher cable ARPU and an increase in residential mobile revenue

•	Rebased residential cable revenue growth of 3.0% in Q1 reflected higher subscription revenue supported by an increase in cable ARPU and growth in RGUs

•	Residential mobile revenue increased 17.8% in Q1 on a rebased basis

◦	This performance was driven by increased mobile handset sales in Q1 compared to the prior year, resulting in rebased mobile non-subscription revenue growth of 55.2%

◦	Mobile subscription revenue declined 2.5% on a rebased basis in Q1 primarily due to lower out of bundle usage, which was partly driven by regulatory changes

•	B2B revenue increased 4.5% in Q1 on a rebased basis driven by higher SOHO revenue and a modest increase in B2B non-subscription revenue

•	Rebased Other revenue growth of 29.7% in Q1 was due to an increase in TV3 advertising revenue, which benefited from exclusive rights to the Six Nations Rugby and the TV show Ireland’s Got Talent

•
Operating income increased 7.2% YoY to £59.3 million in Q1, as an improvement in Segment OCF was only partially offset by higher depreciation and amortisation charges, higher related-party fees and allocations and increased impairment, restructuring and other operating items

•
Rebased Segment OCF growth of 5.5% in Q1 reflected the net effect of (i) increased revenue, (ii) higher handset and programming spend, (iii) lower marketing costs and (iv) a £6.8 million increase in network taxes following an April 1, 2017 increase in the rateable value of our U.K. networks

•
Property and equipment additions increased to 31.4% of revenue in Q1 compared to 27.2% in the prior-year period due to increased investment in customer premise equipment and new build. In addition, baseline increased due to the phasing of inventory and technology projects

◦
Q1 expenditures on customer premise equipment increased by 28% YoY due to the high volume of set-top boxes dispatched following the launch of our V6 upgrade programme; we expect Q1 to represent the peak of our V6 box swaps

•	As of March 31, 2018, our fully-swapped third-party debt borrowing cost was 4.8% and the average tenor of our third-party debt (excluding vendor financing) was 7.2 years

•
At March 31, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualised EBITDA (last two quarters annualised) were 3.59x and 4.51x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualised EBITDA would have been 5.14x at March 31, 2018

•
As of March 31, 2018, we had maximum undrawn commitments of £675 million. When our compliance reporting requirements have been completed and assuming no changes from March 31 borrowing levels, we anticipate that the amount will continue to be available to be drawn

◦
In February, we amended the Virgin Media Revolving Facility ("RCF") and split this into two revolving facilities comprising (i) a £75 million equivalent multi-currency RCF A due December 2021 and (ii) a £600 million equivalent multi-currency RCF B due January 2024

Operating Statistics Summary

	As of and for the three months ended March 31,
	2018	2017
Footprint
Homes Passed	14,983,700	14,410,700
Two-way Homes Passed	14,937,500	14,354,300

Subscribers (RGUs)
Basic Video	13,700	28,400
Enhanced Video	4,100,100	4,044,800
Total Video	4,113,800	4,073,200
Internet	5,508,100	5,361,800
Telephony	4,801,300	4,779,600
Total RGUs	14,423,200	14,214,600

Q1 Organic[3] RGU Net Additions (Losses)
Basic Video	(1,200)	(1,300)
Enhanced Video	9,600	40,600
Total Video	8,400	39,300
Internet	31,600	81,600
Telephony	4,900	37,100
Total organic RGU net additions	44,900	158,000

Cable Customer Relationships
Cable Customer Relationships	5,890,800	5,804,000
Q1 Organic Cable Customer Relationship net additions	18,500	65,300

RGUs per Cable Customer Relationship	2.45	2.45
Q1 Monthly ARPU per Cable Customer Relationship[15]	£51.58	£50.64
U.K. Q1 Monthly ARPU per Cable Customer Relationship[15]	£51.57	£50.91
Ireland Q1 Monthly ARPU per Cable Customer Relationship[15]	€58.61	€55.24

Customer Bundling
Single-Play	17.6%	17.3%
Double-Play	20.0%	20.4%
Triple-Play	62.4%	62.3%

Fixed-mobile Convergence	19.3%	18.9%

Mobile Subscribers
Postpaid	2,607,300	2,438,500
Prepaid	470,600	605,100
Total Mobile subscribers	3,077,900	3,043,600

Q1 organic Postpaid net additions	68,900	36,900
Q1 organic Prepaid net losses	(43,700)	(33,500)
Total organic Mobile net additions (losses)	25,200	3,400

Q1 Monthly ARPU per Mobile Subscriber
Excluding interconnect revenue[15]	£9.32	£9.63
Including interconnect revenue[15]	£10.83	£11.09

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2018 and 2017.

	Three months ended March 31,		Rebased Change
	2018	2017[15]
	in millions, except % amounts

Revenue
Residential cable revenue:
Subscription	£892.5	£864.8	3.0%
Non-subscription	17.3	16.7	3.6%
Total residential cable revenue	909.8	881.5	3.0%
Residential mobile revenue:
Subscription	85.7	87.9	(2.5%)
Non-subscription	74.2	47.8	55.2%
Total residential mobile revenue	159.9	135.7	17.8%
Business revenue:
Subscription	17.7	11.9	47.9%
Non-subscription	173.7	170.9	1.5%
Total business revenue	191.4	182.8	4.5%
Other revenue	16.6	12.4	29.7%
Total revenue	£1,277.7	£1,212.4	5.2%

Geographic revenue
U.K.	£1,181.6	£1,128.5	4.7%
Ireland	£96.1	£83.9	11.6%

Segment OCF
Segment OCF	£548.0	£518.7	5.5%

Operating income	£59.3	£55.3
Share-based compensation expense	4.6	3.7
Related-party fees and allocations, net	32.9	29.8
Depreciation and amortisation	448.6	428.8
Impairment, restructuring and other operating items, net	2.6	1.1
Segment OCF	£548.0	£518.7

Segment OCF as a percentage of revenue	42.9%	42.8%

Operating income as a percentage of revenue	4.6%	4.6%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended March 31,
	2018	2017
	in millions, except % amounts

Customer premises equipment	£161.1	£125.6
New build and upgrade	106.7	86.7
Capacity	35.2	33.2
Product and enablers	42.2	44.3
Baseline	56.6	40.4
Property and equipment additions	401.8	330.2
Assets acquired under capital-related vendor financing arrangements	(319.7)	(240.1)
Assets acquired under capital leases	(3.1)	(1.6)
Changes in liabilities related to capital expenditures (including related-party amounts)	51.5	42.0
Total capital expenditures[4]	£130.5	£130.5

Property and equipment additions as a percentage of revenue[15]	31.4%	27.2%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2018		2017
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan K (LIBOR + 2.50%) due 2026	$3,400.0	2,425.7	2,514.0
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
VM Financing Facility	£148.2	148.2	43.6
£75.0 million (equivalent) RCF A (LIBOR + 2.75%) due 2021		—	—
£600.0 million (equivalent) RCF B (LIBOR + 2.75%) due 2024		—	—
Total Senior and Senior Secured Credit Facilities		3,473.9	3,457.6

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	107.1
5.25% USD Senior Secured Notes due 2021	$447.9	319.5	331.2
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	303.2	314.3
6.00% GBP Senior Secured Notes due 2025[5]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	713.4	739.4
5.50% USD Senior Secured Notes due 2026	$750.0	535.1	554.6
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		4,786.6	4,854.9

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	84.7	87.7
5.25% USD Senior Notes due 2022	$95.0	67.8	70.2
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	378.1	391.9
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	356.7	369.7
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	403.4	408.9
5.75% USD Senior Notes due 2025	$400.0	285.4	295.8
Total Senior Notes		2,170.2	2,218.3

Vendor financing		1,544.0	1,814.8
Other debt		365.5	386.2
Capital lease obligations		58.0	58.4
Total third-party debt and capital lease obligations		12,398.2	12,790.2
Deferred financing costs, discounts and premiums, net		(43.8)	(48.6)
Total carrying amount of third-party debt and capital lease obligations		12,354.4	12,741.6
Less: cash and cash equivalents		27.3	23.8
Net carrying amount of third-party debt and capital lease obligations[6]		£12,327.1	£12,717.8

Exchange rate (€ to £)		1.1404	1.1250
Exchange rate ($ to £)		1.4017	1.3524

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Unitymedia Reports Preliminary Q1 2018 Results

Rebased1 Revenue Growth of 8.7% in Q1, Boosted By Settlement With Public Broadcaster ARD
Rebased Cable ARPU Growth of 3.0% Supported By Q1 Price Rises
Successfully Launched 1 Gbps Broadband Speeds in Bochum
Unitymedia GmbH (“Unitymedia”) is the leading cable operator in Germany and the federal states of North Rhine-Westphalia (“NRW”), Hesse and Baden-Württemberg, providing cable television, internet, fixed-line telephony and mobile services to 7.2 million customers at March 31, 2018.

Operating highlights15:

•	We continued to strike a balance between volume and price driven consumer growth while ramping up our B2B business

•	Q1 monthly cable ARPU of €25.89 increased 3.0% YoY on a rebased basis, supported by targeted price rises in broadband and basic video MDU segments

•	Delivered a total of 29,000 RGU net additions in Q1, impacted by price rise related churn

◦	Broadband net additions of 26,000 were slightly below our prior-year result, principally due to an increased competitive environment

▪	On March 1, 2018, we implemented a price increase for over 600,000 broadband subscribers with churn broadly in-line with expectations

▪	We continue to see demand for superior speeds as over 80% of new broadband subscribers took tiers of 150 Mbps or higher in Q1

▪	Over 1.5 million, or 43%, of our broadband subscribers use a WiFi Connect Box, our best-in-class router, which significantly enhances the in-home connectivity experience

◦	Q1 video attrition of 21,000 RGUs was driven by slightly elevated SDU losses, partly offset by MDU gains

▪	Penetration of our Horizon TV platform continues to grow with 33,000 new subscribers during Q1, increasing the total to 724,000 (11% of our video base)

▪
In March, we reached a settlement with the public broadcaster ARD, resulting in a new long-term carriage contract and the addition of six linear public channels to our basic TV offering, as well as permission to distribute ARD’s non-linear programming

•	Our mobile subscriber base declined by 17,000 in Q1 to 304,000

•	B2B continues to ramp, with another quarter of record SOHO RGU additions, which were up 25% YoY in Q1

•	In May, we launched 1 Gbps broadband in the city of Bochum, making Unitymedia the first cable operator in Germany to offer such speeds to consumers on the back of Docsis 3.1 technology

Financial highlights15:

•	Rebased revenue growth of 8.7% YoY to €636.7 million in Q1

◦
This increase was driven by the aforementioned settlement with ARD, an increase in B2B non-subscription revenue, mainly due to interconnect volumes generated via our wholesale voice platform, as well as subscriber and cable ARPU growth

◦
Cable non-subscription revenue included higher video carriage fee revenue, including a €31.2 million benefit related to the settlement of prior-year fees in connection with the aforementioned settlement with ARD

◦	As expected, Q1 2018 was adversely impacted by our mid-2017 analog video switch-off, as the related loss of carriage fees resulted in a revenue reduction of €6.9 million

◦	Mobile revenue was €7.4 million lower YoY as a result of the transfer of our wholesale handset program to another Liberty Global subsidiary effective January 1, 2018

•	Net earnings were €42.0 million in Q1, as compared to €6.3 million in the prior-year period

◦
This improvement was driven by the net effect of (i) higher Adjusted Segment EBITDA, (ii) higher financial and other expenses, (iii) lower depreciation and amortization and (iv) higher income tax expense

•	Rebased Adjusted Segment EBITDA increased 12.2% YoY to €406.8 million in Q1

◦
The increase was primarily due to the net effect of (i) an increase in revenue, (ii) higher direct costs, primarily due to an increase in interconnect, programming and copyright costs, partially offset by lower handset costs, (iii) lower SG&A costs, primarily due to a decrease in sales and marketing costs, and (iv) lower indirect expenses, primarily driven by in-sourced labor

◦
The increase in programming and copyright costs was primarily due to an €8.3 million increase associated with the settlement of prior-year amounts in connection with the execution of a new programming agreement

◦	The aforementioned loss of analog carriage fees also reduced Adjusted Segment EBITDA by €6.9 million in Q1, when compared to the prior-year period

•	Property, equipment and intangible asset additions were 29.5% of revenue in Q1, as compared to 27.7% in the prior-year period

◦	The increase was a result of higher spend for products and enablers and higher baseline spend for non-CPE inventory

•	At March 31, 2018, our fully-swapped third-party debt borrowing cost was 3.8%, and the average tenor of our third-party debt (excluding vendor financing) was 7.8 years

•
At March 31, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) were 3.56x and 4.47x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA would have been 4.65x at March 31, 2018

•
At March 31, 2018, we had maximum undrawn commitments of €500 million under our revolving credit facilities. When our compliance reporting requirements have been completed and assuming no change from March 31, 2018 borrowing levels, we anticipate the full amount of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended March 31,
	2018	2017

Footprint
Homes Passed	13,004,500	12,916,200
Two-way Homes Passed	12,925,500	12,807,400

Subscribers (RGUs)
Basic Video	4,676,900	4,797,800
Enhanced Video	1,643,100	1,599,500
Total Video	6,320,000	6,397,300

Internet	3,502,800	3,357,100
Telephony	3,274,300	3,137,000
Total RGUs	13,097,100	12,891,400

Q1 Organic[3] RGU Net Additions (Losses)
Basic Video	(10,300)	(25,100)
Enhanced Video	(10,500)	16,700
Total Video	(20,800)	(8,400)

Internet	26,200	31,500
Telephony	23,300	29,300
Total organic RGU net additions	28,700	52,400

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers	26.0%	25.0%
Internet as % of Two-way Homes Passed	27.1%	26.2%
Telephony as % of Two-way Homes Passed	25.3%	24.5%

Cable Customer Relationships
Cable Customer Relationships	7,158,200	7,173,500
Q1 Organic Cable Customer Relationship net additions (losses)	(2,000)	11,300
RGUs per Cable Customer Relationship	1.83	1.80
Q1 Monthly ARPU per Cable Customer Relationship[15]	€25.89	€25.14

Customer Bundling
Single-Play	51.8%	54.0%
Double-Play	13.4%	12.3%
Triple-Play	34.8%	33.7%

Mobile Subscribers
Total Mobile subscribers	303,900	346,700
Q1 organic Mobile net losses	(16,500)	(6,400)

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2018 and 2017:

	Three months ended March 31,		Rebased Change
	2018	2017[15]
	in millions, except % amounts
Revenue	€636.7	€586.0	8.7%

Adjusted Segment EBITDA	€406.8	€362.5	12.2%

Net earnings	€42.0	€6.3
Net financial and other expense	79.3	54.4
Income tax expense	37.0	18.2
Earnings before interest and taxes (“EBIT”)	158.3	78.9
Depreciation and amortization	190.0	212.8
Impairment, restructuring and other operating items, net	0.9	9.9
Share-based compensation expense	1.8	3.7
Related-party fees and allocations, net	55.8	57.2
Adjusted Segment EBITDA	€406.8	€362.5

Adjusted Segment EBITDA as % of revenue	63.9%	61.9%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended March 31,
	2018	2017
	in millions, except % amounts

Customer premises equipment	€39.1	€44.1
New build and upgrade	50.3	45.8
Capacity	14.8	12.1
Product and enablers	21.9	13.6
Baseline	34.3	20.3
Capitalized subscriber acquisition costs	27.6	26.3
Property, equipment and intangible asset additions	188.0	162.2

Assets acquired under capital-related vendor financing arrangements and finance lease obligations	(81.9)	(48.9)
Changes in liabilities related to capital expenditures (including related-party amounts)	(6.8)	8.7
Total capital expenditures[4]	€99.3	€122.0

Property, equipment and intangible asset additions as % of revenue[15]	29.5%	27.7%

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia’s consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2018		2017
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80 million Super Senior RCF (EURIBOR+2.25%) due 2023	€—	—	—
€420 million Senior RCF (EURIBOR+2.75%) due 2023	€—	—	—
$855 million Term Loan B Facility (LIBOR+2.25%) due 2025	$855.0	695.6	711.2
€825 million Term Loan C Facility (EURIBOR+2.75%) due 2027	€825.0	825.0	825.0
$850 million Term Loan D Facility (LIBOR+2.25%) due 2026	$850.0	691.6	707.1
Total Senior Credit Facilities		2,212.2	2,243.3

Senior Secured Notes
5.625% EUR Senior Secured Notes due 2023	€245.0	245.0	245.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	447.5	457.5
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		3,087.5	3,097.5

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	732.2	748.7
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,432.2	1,448.7

Vendor financing		357.7	319.1
Derivative-related debt instruments		188.5	192.1
Finance lease obligations		11.4	8.7
Accrued third-party interest, deferred financing costs and discounts, net		20.4	58.6
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,309.9	7,368.0

Less:
Cash and cash equivalents		6.0	2.3
Net carrying amount of third-party debt and finance lease obligations[6]		€7,303.9	€7,365.7

Exchange rate ($ to €)		1.2291	1.2022

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UPC Holding Reports Preliminary Q1 2018 Results
CEE Continued Strong Financial Performance in Q1
CHAT Result Impacted by MySports Costs and Competitive Intensity
Accelerating Mobile Subscriber Additions through Enhanced Offers
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms across seven countries. We connected 6.7 million customers subscribing to 13.3 million television, internet and fixed-line telephony services and served 292,000 mobile subscribers at March 31, 2018.

Operating and strategic highlights15:

•	Q1 blended ARPU per customer was €25.80 and decreased 2.1% YoY on a rebased[1] basis driven mostly by increased competition in the Swiss market

•	Net RGU additions of 14,000 in Q1 were lower than our prior-year result, mainly due to weaker trends in Switzerland

◦	Switzerland/Austria (“CHAT”) lost 35,000 RGUs in Q1, compared to a loss of 2,000 in Q1 2017, primarily due to heightened competition in Switzerland

◦	Central and Eastern Europe (“CEE”) added 49,000 RGUs, largely in line YoY

•	Broadband RGU additions of 18,000 in Q1 compared to 35,000 in Q1’17

◦	CHAT lost 5,000 broadband RGUs in Q1 compared to a small gain in Q1 2017

◦	CEE gained 24,000 broadband RGUs compared to 34,000 in Q1 2017, largely due to lower growth in Romania and the Czech Republic

◦	Penetration of our WiFi Connect Box increased by seven percentage points in Q1 to 46% of the broadband base

•	Our video base declined by 52,000 RGUs in Q1, as both CHAT and CEE lost more subscribers compared to Q1 2017

◦	Our Horizon TV subscriber base, including Horizon-Lite[7], increased by 114,000 in Q1 and now accounts for 32% of our total cable video base

◦	Our MySports Pro channel in Switzerland continues to grow, as premium subscriptions increased to around 50,000 by the end of Q1

•	Mobile subscriber additions were up YoY with 21,000 mobile subscriber additions in Q1, driven by improved Swiss offerings, which include free EU roaming

•	Solid Q1 B2B performance

◦	CHAT gained 1,000 SOHO RGUs in Q1, down 1,000 sequentially and YoY

◦	CEE gained 15,000 SOHO RGUs in Q1, in line sequentially but down 7,000 YoY

•	In Q1, UPC’s footprint expanded by 53,000 premises across CEE and by 12,000 premises in CHAT as part of our ongoing new build program

•	Our FMC-centric Happy Home campaign was launched in Switzerland during Q1; we also doubled broadband speeds to over 40% of our legacy broadband base in Q1

•
Announced withdrawal from Multimedia Polska acquisition in March, after failing to agree on revised commercial terms that take into account current regulatory and market conditions. No break fee was incurred.

•	We expect to close the sale of UPC Austria in the second half of 2018

Financial highlights15:

•	Rebased revenue increased 1.5% in Q1 2018 to €638.8 million

◦
CHAT rebased revenue declined slightly in Q1, primarily related to the net effect of (i) lower ARPU per RGU, impacted by competitive pressures, (ii) higher revenue from the distribution of MySports channels, (iii) higher mobile revenue and (iv) an increase in B2B revenue

◦
CEE rebased revenue growth was 4.3% in Q1, driven by the net effect of (i) growth in our B2B business, (ii) higher cable revenue supported by solid RGU additions over the last 12 months and (iii) a small decline in ARPU per RGU

◦
Our Q1 rebased revenue increase includes the unfavorable impacts in Switzerland of the reversal during the first quarter of 2018 of €3.7 million of revenue that was recognized during prior-year periods as well as the release of €3.5 million of unclaimed customer credits in Q1 2017

•
Operating income increased 14.5% in Q1 to €117.4 million, as a result of the combined impact of a decrease in Segment OCF, as further described below, lower related-party fees and lower depreciation and amortization

•	Rebased Segment OCF declined by 4.9% in Q1 2018 to €311.2 million

◦
CHAT rebased Segment OCF declined 10.4% in Q1, due to the aforementioned revenue impacts and an increase in the expense associated with the MySports Platform, which is more heavily weighted to the hockey season in the first and fourth quarters of the year

◦
CEE rebased Segment OCF grew 6.3% in Q1, driven by the net effect of (i) the aforementioned revenue growth, (ii) higher interconnect costs related to higher volumes in our voice transit business and (iii) lower indirect costs

•	Q1 segment property and equipment additions were 20.5% of revenue, as compared with 20.0% in the prior-year period

◦	In Q1, an increase in new build & upgrade and capacity spend was largely offset by lower baseline and CPE spend

◦	Q1 property and equipment additions were 18.6% of revenue for CHAT while CEE was 23.2%

•	At March 31, 2018, our fully-swapped third-party debt borrowing cost was 4.5% and the average tenor of our third-party debt (excluding vendor financing) was 8.7 years

•
At March 31, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) were 3.35x and 4.28x, respectively, as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA would have been 4.69x at March 31, 2018

•
At March 31, 2018, we had maximum undrawn commitments of €990.1 million. When our Q1 compliance reporting requirements have been completed and assuming no change from March 31, 2018 borrowing levels, we anticipate the full amount will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended March 31,
	2018	2017

Footprint
Homes Passed	14,136,200	13,563,000
Two-way Homes Passed	13,984,500	13,384,300

Subscribers (RGUs)
Basic Video[8]	1,311,400	1,435,400
Enhanced Video[9]	3,845,400	3,743,400
DTH	789,500	826,900
Total Video	5,946,300	6,005,700

Internet[10]	4,310,700	4,159,300
Telephony[11]	3,089,100	2,891,100
Total RGUs	13,346,100	13,056,100

Q1 Organic[3] RGU Net Additions (Losses)
Basic Video	(46,600)	(39,800)
Enhanced Video	13,500	27,900
DTH	(19,300)	(12,900)
Total Video	(52,400)	(24,800)

Internet	18,400	34,900
Telephony	48,000	35,800
Total organic RGU net additions	14,000	45,900

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers	74.6%	72.3%
Internet as % of Two-way Homes Passed	30.8%	31.1%
Telephony as % of Two-way Homes Passed	22.1%	21.6%

Cable Customer Relationships
Cable Customer Relationships	6,726,900	6,758,900
Q1 Organic Cable Customer Relationship net additions	(48,900)	(21,300)
RGUs per Cable Customer Relationship	1.98	1.93
Q1 Monthly ARPU per Cable Customer Relationship[15]	€25.80	€27.21

Customer Bundling
Single-Play	39.9%	43.0%
Double-Play	21.7%	20.8%
Triple-Play	38.4%	36.2%

Mobile Subscribers
Total Mobile subscribers	292,200	196,300
Q1 organic Mobile net additions	20,900	17,700

Q1 Monthly ARPU per Mobile Subscriber
Excluding interconnect revenue	€17.18	€18.65
Including interconnect revenue	€19.09	€21.10

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2018 and 2017:

	Three months ended March 31,		Rebased Change
	2018	2017[15]
	in millions, except % amounts
Revenue
Switzerland/Austria	€369.8	€397.0	(0.4)%
Central and Eastern Europe	269.0	254.2	4.3%
Total	€638.8	€651.2	1.5%

Segment OCF
Switzerland/Austria	€198.1	€236.8	(10.4)%
Central and Eastern Europe	113.3	104.2	6.3%
Other	(0.2)	(0.6)	N.M.
Total Segment OCF	€311.2	€340.4	(4.9)%

Operating income	€117.4	€102.5
Share-based compensation expense	3.0	1.6
Related-party fees and allocations, net	69.4	94.6
Depreciation and amortization	119.0	140.9
Impairment, restructuring and other operating items, net	2.4	0.8
Total Segment OCF	€311.2	€340.4

Segment OCF as percentage of revenue	48.7%	52.3%

Operating income as a percentage of revenue	18.4%	15.7%

N.M. - not meaningful

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended March 31,
	2018	2017
	in millions, except % amounts
Customer premises equipment	€59.7	€63.7
New build and upgrade	36.1	26.1
Capacity	14.3	10.0
Product and enablers	5.3	3.9
Baseline	24.7	34.7
Property and equipment additions	140.1	138.4
Assets acquired under capital-related vendor financing arrangements	(88.5)	(214.6)
Assets contributed by parent company[12]	—	(5.2)
Assets acquired under capital leases	(1.4)	(7.7)
Changes in current liabilities related to capital expenditures (including related-party amounts)	141.1	158.7
Total capital expenditures[4]	€191.3	€69.6

Regional Property and Equipment Additions
Switzerland/Austria	€68.9	€63.0
Central and Eastern Europe	62.3	67.6
Total segment property and equipment additions	131.2	130.6
Other[13]	8.9	7.8
Total	€140.1	€138.4

Segment property and equipment additions as a percentage of revenue[13,15]	20.5%	20.0%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2018		2017
	Borrowing currency	€ equivalent
Senior Credit Facility
4.000% EUR Facility AK due 2027	€600.0	€600.0	€600.0
5.375% USD Facility AL due 2025	$1,140.0	927.5	948.4
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AR (LIBOR + 2.50%) USD due 2026	$1,975.0	1,606.8	1,642.8
Facility AS (EURIBOR + 2.75%) EUR due 2026	€500.0	500.0	500.0
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,127.5)	(2,148.4)
Total Senior Credit Facilities		2,106.8	2,142.8

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	927.5	948.4
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,127.5	2,148.4

Senior Notes
5.500% USD Senior Notes due 2028	$550.0	447.5	457.5
3.875% EUR Senior Notes due 2029	€635.0	635.0	635.0
Total Senior Notes		1,082.5	1,092.5

Vendor financing		559.3	692.6
Capital lease obligations		77.6	79.7
Total third-party debt and capital lease obligations		5,953.7	6,156.0
Deferred financing costs and discounts		(42.5)	(43.9)
Total carrying amount of third-party debt and capital lease obligations		5,911.2	6,112.1
Less: cash and cash equivalents		22.5	27.5
Net carrying amount of third-party debt and capital lease obligations[6]		€5,888.7	€6,084.6

Exchange rate ($ to €)		1.2291	1.2022

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future financial and operational growth prospects and opportunities; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including with respect to the V6 box; the expected closing of the sale of UPC Austria; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+1 303 784 4528

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve 7 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended March 31, 2018
					Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Total RGUs	Basic Video Subscribers[8]	Enhanced Video Subscribers[9]	DTH Subscribers	Total Video	Internet Subscribers[10]	Telephony Subscribers[11]		Total Mobile Subscribers

Operating Data
Switzerland[14]	2,290,400	2,290,400	1,205,500	2,443,800	496,000	674,100	—	1,170,100	738,200	535,500		121,700
Austria	1,414,900	1,414,900	656,100	1,442,900	92,200	363,300	—	455,500	521,300	466,100		72,800
Poland	3,375,200	3,318,500	1,432,600	2,989,400	183,500	1,026,700	—	1,210,200	1,145,200	634,000		3,800
Romania	3,120,100	3,077,200	1,338,000	2,426,700	254,900	680,200	356,500	1,291,600	587,300	547,800		—
Hungary	1,796,900	1,779,400	1,107,800	2,279,600	83,600	601,700	258,400	943,700	684,300	651,600		93,900
Czech Republic	1,532,300	1,512,400	716,500	1,305,800	174,900	357,900	99,100	631,900	500,800	173,100		—
Slovakia	606,400	591,700	270,400	457,900	26,300	141,500	75,500	243,300	133,600	81,000		—
Total UPC Holding	14,136,200	13,984,500	6,726,900	13,346,100	1,311,400	3,845,400	789,500	5,946,300	4,310,700	3,089,100		292,200

United Kingdom	14,087,300	14,075,500	5,452,600	13,421,500	—	3,840,000	—	3,840,000	5,135,500	4,446,000		3,018,000
Ireland	896,400	862,000	438,200	1,001,700	13,700	260,100	—	273,800	372,600	355,300		59,900
Total Virgin Media	14,983,700	14,937,500	5,890,800	14,423,200	13,700	4,100,100	—	4,113,800	5,508,100	4,801,300	`	3,077,900

Q1 Organic Variance
Switzerland	8,800	8,800	(31,300)	(43,700)	(24,600)	(5,800)	—	(30,400)	(11,100)	(2,200)		6,900
Austria	4,100	4,100	2,000	9,000	(1,000)	(4,200)	—	(5,200)	5,700	8,500		8,700
Poland	21,100	21,600	(2,300)	7,200	(5,300)	2,900	—	(2,400)	5,500	4,100		(200)
Romania	21,400	21,400	(13,600)	2,200	(11,300)	7,000	(9,400)	(13,700)	3,500	12,400		—
Hungary	7,500	7,400	(3,100)	16,600	(8,600)	10,800	(7,500)	(5,300)	9,000	12,900		5,500
Czech Republic	3,100	3,000	(500)	17,000	3,300	1,900	(1,500)	3,700	3,300	10,000		—
Slovakia	2,300	2,300	(100)	5,700	900	900	(900)	900	2,500	2,300		—
Total UPC Holding	68,300	68,600	(48,900)	14,000	(46,600)	13,500	(19,300)	(52,400)	18,400	48,000		20,900

United Kingdom	108,300	108,300	20,000	49,900	—	12,800	—	12,800	31,200	5,900		15,200
Ireland	2,500	6,700	(1,500)	(5,000)	(1,200)	(3,200)	—	(4,400)	400	(1,000)		10,000
Total Virgin Media	110,800	115,000	18,500	44,900	(1,200)	9,600	—	8,400	31,600	4,900		25,200

	Selected Operating Data — As of March 31, 2018

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland	—	121,700	121,700
Austria	—	72,800	72,800
Poland	—	3,800	3,800
Romania	—	—	—
Hungary	—	93,900	93,900
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	292,200	292,200

United Kingdom	470,600	2,547,400	3,018,000
Ireland	—	59,900	59,900
Total Virgin Media	470,600	2,607,300	3,077,900

Organic Mobile Subscriber Variance	March 31, 2018 vs December 31, 2017

Switzerland	—	6,900	6,900
Austria	—	8,700	8,700
Poland	—	(200)	(200)
Romania	—	—	—
Hungary	—	5,500	5,500
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	20,900	20,900

United Kingdom	(43,700)	58,900	15,200
Ireland	—	10,000	10,000
Total Virgin Media	(43,700)	68,900	25,200

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

[1]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF (U.S. GAAP) or Adjusted EBITDA (EU-IFRS) for the three months ended March 31, 2017 to (i) in the case of the Virgin Media, Unitymedia and UPC Holding borrowing groups, reflect the January 1, 2018 adoption of the new revenue recognition standards (ASU 2014-09 (U.S. GAAP) and IFRS 15 (EU-IFRS) and (ii) for Virgin Media and UPC Holding, reflect the translation of our rebased amounts for the three months ended March 31, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2018. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated May 8, 2018, Liberty Global Reports Q1 2018 Results. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates for Virgin Media, Unitymedia and UPC Holding:

	Revenue	OCF/Adjusted EBITDA
	Three months ended March 31, 2017	Three months ended March 31, 2017
	in millions
Virgin Media (U.S. GAAP)
Revenue Recognition	£(1.6)	£(2.5)
Foreign Currency	£2.3	£0.8

Unitymedia (EU-IFRS)
Revenue Recognition	€(1.8)	€(1.8)

UPC Holding (U.S. GAAP)
Revenue Recognition	€(1.4)	€(1.2)
Foreign Currency	€(21.3)	€(11.6)

[2]
During Q1 2018, in addition to our 111,000 Project Lightning build, we have recognised in our program-to-date totals a further 10,800 premises where construction was completed in prior periods, but serviceability was confirmed in the current period.

[3]
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[4]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[5]	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

[6]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[7]
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets, such as the Czech Republic, Slovakia, Hungary and Romania.

[8]	UPC Holding has approximately 197,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[9]
Subscribers to enhanced video services provided by UPC Holding’s operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to UPC Holding’s operations.

[10]
UPC Holding’s Internet Subscribers exclude 37,600 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over UPC Holding’s networks. UPC Holding’s Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 81,500 subscribers who have requested and received this service.

[11]
UPC Holding’s Telephony Subscribers exclude 29,200 subscribers within Austria that are not serviced over its networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 137,100 subscribers who have requested and received this service.

[12]
Represents non-cash contributions of property and equipment that UPC Holding received from its parent company. These amounts are excluded from the capital expenditures that UPC Holding reports in its consolidated statements of cash flows.

[13]
UPC Holding’s property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in “Other”, are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding’s property and equipment additions in the period in which the equipment is transferred.

[14]
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2018, Switzerland’s partner networks account for 136,100 Cable Customer Relationships, 314,900 RGUs, 113,400 Enhanced Video Subscribers, 115,300 Internet Subscribers, and 86,200 Telephony Subscribers. Subscribers to enhanced video services provided by partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

[15]
The following tables provide selected quarterly information for 2017 for Virgin Media, Unitymedia and UPC Holding, as adjusted to reflect (i) the pro forma impact of the adoption of ASU 2014-09 (U.S GAAP) or IFRS 15 (EU-IFRS), as applicable, as if such adoptions had occurred on January 1, 2017 and (ii) for Virgin Media and UPC Holding, the retrospective revision of operating income and Segment OCF associated with the January 1, 2018 adoption of ASU 2017-07.

	Three months ended				Year ended December 31, 2017
Virgin Media (U.S. GAAP)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	in millions, except ARPU amounts
Revenue	£1,212.4	£1,222.7	£1,230.5	£1,287.6	£4,953.2

Monthly ARPU per cable customer relationship	£50.64	£50.29	£50.10	£50.73
U.K. monthly ARPU per cable customer relationship	£50.91	£50.55	£50.09	£50.82
Ireland monthly ARPU per cable customer relationship	€55.24	€55.04	€56.11	€55.85
Monthly ARPU per mobile subscriber
Excluding interconnect revenue	£9.63	£9.87	£10.42	£9.93
Including interconnect revenue	£11.09	£11.27	£11.93	£11.47

Segment OCF	£518.7	£548.0	£541.2	£606.6	£2,214.5

Operating income	£55.3	£70.6	£26.6	£33.6	£186.1
Share-based compensation expense	3.7	7.6	3.9	6.8	22.0
Related-party fees and allocations, net	29.8	31.1	34.1	45.7	140.7
Depreciation and amortization	428.8	431.3	435.0	513.1	1,808.2
Impairment, restructuring and other operating items, net	1.1	7.4	41.6	7.4	57.5
Segment OCF	£518.7	£548.0	£541.2	£606.6	£2,214.5

	Three months ended				Year ended December 31, 2017
Unitymedia (EU-IFRS)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	in millions, except ARPU amounts
Revenue	€586.0	€591.5	€594.6	€606.4	€2,378.5

Monthly ARPU per cable customer relationship	€25.14	€25.45	€25.62	€25.77

Adjusted Segment EBITDA	€362.5	€376.4	€378.8	€396.4	€1,514.1

Net earnings (loss)	€6.3	€14.7	€2.4	€(30.0)	€(6.6)
Net financial and other expense	54.4	77.1	113.8	171.8	417.1
Income tax expense	18.2	24.2	16.6	(1.7)	57.3
Earnings before interest and taxes	78.9	116.0	132.8	140.1	467.8
Depreciation and amortization	212.8	200.1	190.1	192.5	795.5
Impairment, restructuring and other operating items, net	9.9	0.3	(0.3)	(0.8)	9.1
Share-based compensation expense	3.7	0.6	0.9	2.2	7.4
Related-party fees and allocations, net	57.2	59.4	55.3	62.4	234.3
Adjusted Segment EBITDA	€362.5	€376.4	€378.8	€396.4	€1,514.1

	Three months ended				Year ended December 31, 2017
UPC Holding (U.S. GAAP)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	in millions, except ARPU amounts
Revenue	€651.2	€657.0	€647.9	€651.3	€2,607.4

Monthly ARPU per cable customer relationship	€27.21	€27.30	€26.58	€26.12

Monthly ARPU per mobile subscriber
Excluding interconnect revenue	€18.65	€18.64	€18.14	€17.43
Including interconnect revenue	€21.10	€21.02	€20.38	€19.62

Segment OCF	€340.4	€351.5	€347.1	€340.8	€1,379.8

Operating income	€102.5	€99.6	€112.2	€98.9	€413.2
Share-based compensation expense	1.6	3.8	1.2	3.6	10.2
Related-party fees and allocations, net	94.6	101.6	90.6	93.0	379.8
Depreciation and amortization	140.9	145.5	141.9	143.1	571.4
Impairment, restructuring and other operating items, net	0.8	1.0	1.2	2.2	5.2
Segment OCF	€340.4	€351.5	€347.1	€340.8	€1,379.8

Glossary
Adjusted Segment EBITDA: the primary measure used by Unitymedia’s management to evaluate Unitymedia’s performance. Adjusted Segment EBITDA is also a key factor that is used by Unitymedia’s internal decision makers to evaluate the effectiveness of Unitymedia’s management for purposes of annual and other incentive compensation plans. Unitymedia defines EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As Unitymedia uses the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Unitymedia’s internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of Unitymedia’s recurring operating performance that is unaffected by Unitymedia’s capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. Unitymedia believes the Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing its performance with the performance of other companies in the same or similar industries, although its measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of net loss to Adjusted Segment EBITDA is presented in the Unitymedia section of this release.
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09 for Virgin Media and UPC Holding and IFRS 15 for Unitymedia, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09 and IFRS 15, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the new revenue recognition accounting standards on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Broadband and Telephony Penetration: is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.
Business-to-Business (“B2B”) Subscription Revenue: revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Penetration: calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.
Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

EU-IFRS: International Financial Reporting Standards (“IFRS”), as adopted by the European Union.
FMC: Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to our fixed-internet service.

Fully-Swapped Third-Party Debt Borrowing Cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

Project Lightning marketable premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland.

Property and equipment additions: includes capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions. For Unitymedia this includes property, equipment and intangible asset additions.
RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2018 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF (Virgin Media and UPC Holding): the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.
SDU: Single Dwelling Unit.
SIM: Subscriber Identification Module.

SME: Small or Medium Enterprise.
SOHO: Small or Home Office Subscribers.
Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.